Exhibit 3.129

DOMESTIC BUSINESS CORPORATION
STATE OF MAINE
RESTATED ARTICLES OF INCORPORATION
Discovery House WC Inc.
(Name of Corporation)
Filing Fee $80.00
File No. 20042796 D Pages 4 Fee Paid $ 80
DCN 2153092230061 REST
-----FILED------------------------
11/05/2015
Deputy Secretary of State
A True Copy When Attested By Signature
Deputy Secretary of State
Pursuant to 13-C MRSA § 1007, the undersigned corporation executes and delivers the following Restated Articles of Incorporation:
FIRST: All restated statements required to be set forth in Articles of Incorporation (*MBCA-6-1) are attached as Exhibit A.
SECOND: (“X” one box only.)
The restated articles of incorporation consolidate all amendments into a single document OR If a new amendment is included in the restated articles of incorporation the following must be completed:
The text of the new amendment was adopted on (date) November 2, 2015 and was duly approved as follows: (“X” one box only.)
by the incorporators – shareholder approval was not required OR by the board of directors – shareholder approval was not required OR by the shareholders in the manner required by this Act and by the articles of incorporation.
THIRD: If the text of the new amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are set forth in Exhibit or as follows:
FOURTH: The effective date of the restated articles of incorporation (if other than the date of filing of the restated articles of incorporation) is .
Dated November 2, 2015
**By (signature)
Christopher L. Howard, Vice President and Secretary
(type or print name and capacity)
*Form MBCA-6-1 MUST accompany this filing.
**These articles MUST be signed by any duly authorized officer OR the clerk. (13-C MRSA § 121.5) Please remit your payment made payable to the Maine Secretary of State.
Submit completed form to:
Secretary of State, Division of Corporations, UCC and Commissions
101 State House Station, Augusta, ME 04333-0101
Telephone Inquiries: (207) 624-7752 Email Inquiries: CEC.Corporations@Maine.gov
Form No. MBCA-6A Rev. 7/1/2008

EXHIBIT A

RESTATED

ARTICLES OF INCORPORATION

OF

DISCOVERY HOUSE WC INC.

Article I

The name of the Corporation is Discovery House WC Inc. (the “Corporation”).

Article II

The purpose of the Corporation is to own and operate a healthcare related facility and any other lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the Maine Business Corporation Act (the “Act”).

Article III

The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100) shares Common Stock, $0.001 par value per share.

Article IV

The address of the registered agent and designated office of this Corporation is 1536 Main Street, Readfeld, ME 04335. The name of the registered agent at the above registered office is CT Corporation System, # P10000.

Article V

The principal address of the Corporation is 6100 Tower Circle, Suite 1000, Franklin, TN 37067.

Article VI

The name(s) and address(es) of the individuals who are to serve as the directors(s) are:

Directors	Joey A, Jocobs	6100 Tower Circle, Suite 1000 Franklin, TN 37067

Directors	Christopher L. Howard	6100 Tower Circle, Suite 1000 Franklin, TN 37067

Article VII

To the fullest extent permitted by the Act as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director. If the Act is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be further eliminated or limited to the fullest extent permitted by the Act as so amended. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Articles VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article VIII

The Corporation shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. Neither any amendment nor repeal of this Article VIII nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

[Signature Page Follows.]

IN WITNESS WHEREOF, these Restated Articles of Incorporation have been executed on this 2nd day of November, 2015.

/s/ Christopher L. Howard
Christopher L. Howard
Vice President and Secretary

[Signature Page to Restated Articles of Incorporation of Discovery House WC Inc.]